FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2008

PINPOINT RECOVERY SOLUTIONS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-146970	26-2214000
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 W. Cypress Street, Suite 370, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 879-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pinpoint Recovery Solutions Corp. (the “Company”) publicly announced in its Quarterly Report on Form 10-Q, filed on August 13, 2008, that effective as of August 1, 2008, Andrew Scott, the Chairman of the Company, became employed by the Company as its head of corporate development. Mr. Scott’s title will be Vice President in Charge of Corporate Development, and his primary responsibilities as such will be to expand the Company’s business through development of strategic alliances, joint ventures and the successful execution of the Company’s internal marketing efforts. Mr. Scott’s employment was approved by the Company’s Chief Executive Officer and its board of directors.

Mr. Scott’s employment as Vice President in Charge of Corporate Development is not currently embodied in a written agreement. However, until such time as the Company and Mr. Scott may enter into a written agreement, the Company has agreed to employ Mr. Scott as Vice President in Charge of Corporate Development on an employment-at-will basis in exchange for an annualized salary of $100,000, and Mr. Scott shall be entitled to participate in such employment benefits as are available to other officers of the Company.

Mr. Scott is 40 years of age, has served as the Company’s Chairman since its inception in December 2006, and has more than fifteen years experience in the financial services industry. Mr. Scott has been involved in research and investment banking at various companies.  Mr. Scott has specialized in business, industrial, financial and healthcare services. Mr. Scott graduated from Pace University with a BBA in Accounting and also possesses a Minor in Mathematics.

There is no family relationship between Mr. Scott and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Scott had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2008

PINPOINT RECOVERY SOLUTIONS CORP.

By:	/s/ Jon D. Leslie
Name: Jon D. Leslie
Title: Chief Financial Officer

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